Exhibit 99.1

Personalis Reports Third Quarter Results

Reports Q3 clinical test volume of 13,157, clinical revenue of $4.4 million and overall revenue of $25.6 million

FREMONT, Calif. – November 4, 2026 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial and operational results for the third quarter ended September 30, 2026.

Recent Strategic and Operational Highlights

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Launched NeXT Personal® Real-Time Variant Tracker™: Commercially launched optional Real-Time Variant Tracker supplemental results in the NeXT Personal molecular residual disease (MRD) test report, which identify clinically relevant resistance and therapeutically targetable variants over time, during NeXT Personal testing.

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Reported pre-interim results from prospective Triple Negative Breast Cancer (TNBC) B-STRONGER-1 study: Personalis’ study is a multi-site, prospective study evaluating ctDNA dynamics in stage I-III TNBC patients receiving neoadjuvant therapy (NAT). Results showed high sensitivity, achieving a 96% ctDNA detection rate at baseline with 83.3% of positive detections at T1 in the ultrasensitive range below 100 PPM. Also, the results showed an 82% ctDNA clearance rate following two cycles of NAT.

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Demonstrated the value of ultrasensitive ctDNA for predicting early immunotherapy response: A study conducted with The University of California, San Diego (UCSD) for 55 patients across 8 metastatic cancer types showed that an ultrasensitive assay may provide resolution in cases of heterogeneous response to stratify patients with radiographically stable disease into distinct risk groups, and dynamic ctDNA monitoring during immunotherapy provides lead time for identifying patients at high risk of progression.

Third Quarter 2026 Financial Results Compared with Third Quarter 2025

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Quarterly Revenue: Total revenue of $25.6 million compared with $14.5 million, primarily driven by growth in clinical test revenue, as well as core revenue from increased population sequencing and higher pharma testing services.

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Clinical Revenue: Clinical test revenue of $4.4 million compared with $0.4 million, resulting from the increase in test volume and also a full quarter of Medicare covered IO test volume, in addition to revenue from breast and lung cancer covered tests; delivered 13,157 clinical tests compared with 4,388.

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Core Revenue Streams: Revenue from pharma testing services and all other customers totaled $17.2 million compared with $13.2 million. Revenue from population sequencing (the VA MVP) totaled $4.0 million compared with $0.2 million.

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Cash Position: Ended the quarter with approximately $190.6 million in cash, cash equivalents, and short-term investments.

CEO Commentary

"These results reflect the strength of our team’s execution and commitment to helping transform the active management of cancer through more informed care," said Chris Hall, Chief Executive Officer of Personalis. “Combining with Tempus gives us the scale, complementary capabilities and resources to accelerate innovation and deliver even greater value to patients, clinicians, and biopharma partners.”

Full Year 2026 Outlook

As a result of the announcement on July 20, 2026, that Personalis and Tempus AI, Inc. have entered into an Agreement and Plan of Merger, Personalis will no longer provide financial guidance or conduct a quarterly earnings conference call.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care throughout the patient journey. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: the attributes, advantages, capabilities, sensitivity, availability and clinical relevance of the NeXT Personal test and the potential impact or expected benefits of the Personalis’ published data and presentations and statements regarding the proposed transaction between Personalis and Tempus AI, Inc. (Tempus) and the benefits of such transaction. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the pending acquisition by Tempus, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger (the Agreement), the possibility that Personalis shareholders may not adopt the Agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Personalis’ common stock or Tempus’ common stock, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Personalis and/or Tempus to retain and hire key personnel; the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC and other biopharma customers, and the VA MVP; the success of Personalis’ and Tempus’ respective sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform; future clinical data differing from the clinical data previously presented or expected results; Personalis’ ability to obtain Medicare coverage and reimbursement in additional indications and the timing thereof; the impact of competition and macroeconomic factors on Personalis’ business; the partnering and/or collaboration arrangements that Personalis has entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact Personalis’ business or affect its ability to develop and commercialize its services and products; having a limited number of suppliers; and customer concentration. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (SEC) on August 4, 2026 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, to be filed with the SEC on November 4, 2026. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Consolidated Statements of Operations:
Revenue (1)	$25,596	$14,495	$63,425	$52,303
Costs and expenses
Cost of revenue	19,026	12,581	51,831	38,426
Research and development	16,074	12,171	46,949	37,192
Selling, general and administrative (2)	26,014	13,034	65,915	39,476
Total costs and expenses	61,114	37,786	164,695	115,094
Loss from operations	(35,518)	(23,291)	(101,270)	(62,791)
Interest income	1,760	1,680	5,898	5,585
Interest expense	(36)	(64)	(120)	(140)
Other income (expense), net	(4)	26	—	(100)
Loss before income taxes	(33,798)	(21,649)	(95,492)	(57,446)
Provision for income taxes	3	3	24	12
Net loss	$(33,801)	$(21,652)	$(95,516)	$(57,458)
Net loss per share, basic and diluted	$(0.32)	$(0.24)	$(0.90)	$(0.65)
Weighted-average shares outstanding, basic and diluted	107,206,827	88,699,131	105,607,799	88,226,838

(1) Includes related party revenue of $5.9 million and $1.1 million for the three months ended September 30, 2026 and 2025, respectively, and $17.4 million and $3.5 million for the nine months ended September 30, 2026 and 2025, respectively.

(2) Includes related party sales and marketing expenses of $4.8 million and $1.2 million for the three months ended September 30, 2026 and 2025, respectively, and $11.5 million and $2.7 million for the nine months ended September 30, 2026 and 2025, respectively.

PERSONALIS, INC. SUPPLEMENTAL REVENUE INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Pharma testing services (1)	$17,114	$13,137	$44,627	$37,754
Enterprise sales	8	650	401	5,430
Population sequencing	4,067	234	9,567	7,755
Clinical diagnostic	4,374	384	8,346	1,161
Other	33	90	484	203
Total revenue	$25,596	$14,495	$63,425	$52,303

(1) Includes related party revenue of $5.9 million and $1.1 million for the three months ended September 30, 2026 and 2025, respectively, and $17.4 million and $3.5 million for the nine months ended September 30, 2026 and 2025, respectively.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and par value data)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$98,271	$124,245
Short-term investments	92,331	115,708
Accounts receivable, net (1)	18,035	16,203
Inventory and other deferred costs	7,384	6,144
Prepaid expenses and other current assets	7,029	5,651
Total current assets	223,050	267,951
Property and equipment, net	50,316	44,815
Operating lease right-of-use assets	14,763	15,118
Other long-term assets	3,471	6,280
Total assets	$291,600	$334,164
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$14,488	$12,989
Accrued and other current liabilities (2)	33,139	25,079
Contract liabilities	1,647	1,562
Total current liabilities	49,274	39,630
Long-term operating lease liabilities	29,296	31,866
Other long-term liabilities	360	1,483
Total liabilities	78,930	72,979
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 108,378,087 and 102,475,891 shares issued and outstanding, respectively	10	10
Additional paid-in capital	939,603	892,331
Accumulated other comprehensive income (loss)	(167)	104
Accumulated deficit	(726,776)	(631,260)
Total stockholders’ equity	212,670	261,185
Total liabilities and stockholders’ equity	$291,600	$334,164

(1) Includes related party accounts receivable of $4.2 million and $2.5 million as of September 30, 2026 and December 31, 2025, respectively.

(2) Includes related party liabilities of $5.0 million and $5.7 million as of September 30, 2026 and December 31, 2025, respectively.